Exhibit 5.2

September 19, 2025

The Carlyle Group Inc.

1001 Pennsylvania Avenue, NW

Washington, D.C. 20004

Re: The Carlyle Group Inc. (the “Company”)

Ladies and Gentlemen:

We have acted as Special Québec counsel to Carlyle Holdings III L.P. (“Carlyle Holdings III” and also referred to herein as the “Québec Guarantor”), in connection with the Registration Statement on Form S-3, as amended by Post-Effective Amendment No. 1 on Form S-3 (as so amended, the “Registration Statement”), including the prospectus contained therein, as supplemented by the preliminary prospectus supplement and the prospectus supplement (as so supplemented, the “Prospectus”), filed by the Company, certain other Company subsidiaries and the Québec Guarantor with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to among other things (i) debt securities, which may be either senior or subordinated (collectively the “Debt Securities”) of the Company and/or other Company subsidiaries to include the Québec Guarantor and (ii) guarantees of the Company and/or other Company subsidiaries to include the Québec Guarantor to be issued in connection with the Debt Securities.

EXAMINATION OF DOCUMENTS

In rendering the opinions set forth in this letter, we have examined:

(i)	the Registration Statement;

(ii)

the Underwriting Agreement dated September 16, 2025 (the “Underwriting Agreement”) among The Carlyle Group Inc. (the “Company”), the Guarantors named therein, to include the Québec Guarantor, and the underwriters named therein pursuant to which such underwriters have agreed to purchase $800,000,000 aggregate principal amount of 5.050% Senior Notes due 2035 (the “Notes”) issued by the Company and unconditionally guaranteed by the Guarantors (such transaction, the “Notes Offering”);

(iii)

the Senior Indenture dated as of September 19, 2025 (the “Base Indenture”) among the Company, the Guarantors named therein, to include the Québec Guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of September 19, 2025 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Company, the Guarantors and the Trustee, which provides, inter alia for the guarantees by the Québec Guarantor and the other Guarantors of the Notes (the “Guarantees”);

(iv)	a duplicate of the global note representing the Notes; and

(v)	the limited partnership agreement, as amended and restated, of the Québec Guarantor (the “Partnership Agreement”), among the general partner and the limited partners party thereto.

For the purposes of the opinions expressed below, we have considered such questions of law as we have deemed necessary and have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and such other certificates, documents and records as we have considered necessary or relevant and have relied, without independent verification or investigation, on all statements as to matters of fact contained in such documents, including Certificate of Attestation issued by the Registraire des entreprises du Québec for the Québec Guarantor dated September 18, 2025.

Unless otherwise defined herein, capitalized terms have the meaning given to them in the Indenture.

ASSUMPTIONS AND RELIANCE

For the purposes of the opinions expressed below, we have assumed, without independent investigation or inquiry, that:

(a)

with respect to all documents examined by us, the signatures are genuine, the individuals signing such documents had legal capacity at the time of signing, all documents submitted to us as originals are authentic, and certified, conformed or photocopied copies, or copies transmitted electronically or by facsimile, conform to the authentic original documents;

(b)

the indices and records in all filing systems maintained in all public offices where we have searched or inquired or have caused searches or inquiries to be conducted are accurate and current, and all certificates and information issued or provided pursuant thereto are and remain accurate and complete;

(c)	the facts stated in the Certificate of Attestation are accurate as of the date given and continue to be true as of the date hereof; and

(d)

at the time of execution, delivery and performance of the Notes and the Guarantees, the Indenture will be the valid and legally binding obligation of each party thereto other than the Québec Guarantor.

LAWS ADDRESSED

The opinions expressed in this letter are limited exclusively to the laws of the Province of Québec and the federal laws of Canada applicable therein.

OPINIONS

We are of the opinion, based upon the foregoing and subject to the qualifications stated in this letter, that:

Corporate Opinions

1.

The Québec Guarantor has been duly formed and organized, is validly existing as a limited partnership under the laws of Québec, is duly registered under An Act respecting the legal publicity of enterprises (Québec) (the “Publicity Act”), is not in default of its obligations to file annual declarations pursuant to the Publicity Act and is not in noncompliance with any request made under Section 73 of the Publicity Act.

2.

The Québec Guarantor has the partnership power and authority to own or lease its property and has taken all necessary corporate action to authorize the execution, delivery and performance by the Québec Guarantor of its obligation under the Indenture and the Guarantees.

3.

Assuming due authentication of the Notes by the Trustee and upon payment for and delivery of the Notes in accordance with the Underwriting Agreement, the Guarantees will constitute valid and legally binding obligations of the Québec Guarantor enforceable against the Québec Guarantor in accordance with their terms.

4.

Assuming due authentication of the Notes by the Trustee and upon payment for and delivery of the Notes in accordance with the Underwriting Agreement, the execution and delivery by the Québec Guarantor of the Indenture and the Guarantees, and the performance by the Québec Guarantor of its obligations thereunder, and the consummation of the Notes Offering will not, as applicable, contravene any provision of Québec law or the provisions of the Partnership Agreement and the declaration of registration, as amended, of the Québec Guarantor or any agreement or other instrument binding upon the Québec Guarantor.

This opinion is for the benefit of its addressees in connection with the filing of the Registration Statement, and we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus included in the Registration Statement. In giving the consent, we do not admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated under it.

Yours very truly,

/s/ GOWLING WLG (CANADA) LLP
GOWLING WLG (CANADA) LLP